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                                  EXHIBIT 10.3

      EMPLOYMENT CONTRACT entered into on the 25th day of September, 1997.

BY AND BETWEEN:     REPAP ENTERPRISES INC., a corporation duly incorporated
                      under the laws of Canada, having a place of business at 1250 Rene Levesque Boulevard West, Suite 3800, in the City of Montreal, Province of Quebec,

                              (hereinafter, the "Corporation")

                                                         PARTY OF THE FIRST PART

AND:                       STEPHEN C. LARSON, having his address, for the
                      purposes of the present Agreement, at 489 Elizabeth Drive in the City of Beaconsfield, Province of Quebec,

                              (Hereinafter, the "Executive")

                                                        PARTY OF THE SECOND PART

      WHEREAS the Executive was hired by the Corporation on or about February 2, 1996 and held the position of Executive Vice-President, Coated Paper Division, until on or about May 30, 1996;

      WHEREAS on or about May 30, 1996, the Executive was appointed President and Chief Operating Officer of the Corporation;

      WHEREAS on or about October 16, 1996, the Executive and the Corporation agreed on some amendments to be made to their initial employment agreement;

      WHEREAS a change of control, within the meaning of the terms of the applicable employment agreement, as amended on October 16, 1996, occurred on or about August 1st, 1997;

      WHEREAS as of on or about August 13, 1997, the Executive was appointed Chief Executive Officer of the Corporation;

      WHEREAS the Corporation and the Executive agree that, as a result of the above, the Executive could have left and benefited from the change of control provision of his applicable employment agreement, as amended on October 16, 1996;

      WHEREAS the parties recognize that, in the circumstances, it was the Executive's intention to leave the Corporation;

      WHEREAS the Corporation agreed that the Executive's retention was critical to the Corporation's business and the development of further shareholders' value;

      WHEREAS the parties have negotiated new terms and conditions of employment, modifying their most recent employment agreement; and

      WHEREAS the parties wish to clarify the terms and conditions covering their employment relationship as of the date hereof;

NOW, THEREFORE, the parties agree as follows:

1.     EMPLOYMENT, DUTIES AND ACCEPTANCE

1.1 The Corporation hereby employs the Executive to render exclusive and full-time services to the Corporation as its President and Chief Executive Officer, commencing on August 13, 1997.

1.2 The Executive hereby accepts such employment and agrees faithfully to render the services described above to the best of his ability and knowledge and to devote His full time, attention, skill and talents to the performance of his duties hereunder in the best interests of the Corporation.
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1.3    The Executive agrees to serve during the term of his employment hereunder as a director of the Corporation and as an officer and/or director of any affiliates or subsidiaries of the Corporation without any compensation therefor other than that specified in this Agreement.

2.     COMPENSATION AND BENEFITS

2.1 As compensation for all services to be rendered pursuant to this Agreement, the Corporation agrees to pay to the Executive, during his employment, a base salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) plus Two Hundred Thousand Dollars ($200,000) (U.S. funds) per year of employment, subject to potential increase pursuant to Section 2.2, payable in equal installments in accordance with the pay periods established by the Corporation from time to time, in arrears, less such deductions or amounts to be withheld as shall be required by all applicable laws and regulations. For all purposes of this Agreement, "year of employment" shall mean a twelve (12) consecutive month period commencing on the day of the same month on which the Executive will first become employed by the Corporation hereunder, as conclusively determined by the records of the Corporation, and ending on the day preceding the anniversary of such day of the month. Notwithstanding the fact that a portion of the base salary is payable in Canadian funds and a portion is payable in U.S. funds, the sum of the amount's payable in Canadian funds and U.S. funds shall constitute the base salary of the Executive for all purposes of this Agreement including, without restriction, for purposes of computation of his pension, stock options, bonus entitlement and indemnity in the event of termination.

2.2 The base salary referred to in Section 2.1 will be reviewed annually to consider the possible increase thereof.

2.3 In respect of the 1997 fiscal year of the Corporation and thereafter, the Executive shall become a member of the Corporation's Executive Bonus Plan, a copy of which is attached hereto; the parties acknowledge that such plan is presently under review. The Corporation agrees that during the term of his employment hereunder, the Executive cannot be removed as a member of the Corporation's Executive Bonus Plan.

2.4    STOCK OPTIONS.

      (A) On or about February 2, 1996, the Corporation granted to the Executive an option to purchase 500,000 common shares of the Corporation pursuant to the Corporation's 1987 Directors, Officers and Employees Amended Stock Option Plan at a price of $5.38 per share, which options were scheduled to vest in five (5) equal annual installments over the first five (5) years of employment, in arrears. The vesting of these options was accelerated at a Board meeting held on or about December 17, 1996 and these options have actually vested, effective the same date.

           In addition, the Executive shall be granted an option to purchase eighteen millions (18,000,000) common shares of the Corporation pursuant to the Corporation's 1987 Directors, Officers and Employees Amended Stock Option Plan (hereinafter, the "1987 Plan") as will be modified following the special meeting of the Holders of common shares of the Corporation, of which notice was given on August 15, 1997 and which should be held on or about September 25, 1997, at an exercise price of $0.235 per share (being the closing price at the close of trading on August 28, 1997). These options will vest as follows:

           (i) twenty percent (20%) of the total number of common shares set forth in this option vests immediately on August 28, 1997, provided that no options may be exercised until the shareholders of the Corporation approve the changes to the 1987 Plan;

           (ii) a further twenty percent (20%) of the total number of common shares set forth in this option will vest on the earlier of the first (lst) anniversary date of the grant of these stock options (that is, August 29, 1998); or the first trading day after the shares of the Corporation close on ten (10) consecutive trading days after six (6) months from the grant of the option (that is, March 1, 1998) at a bid price in excess of $0.29375 (that is, 125% of the exercise price);

           (iii) a further twenty percent (20%) of the total number of common shares set forth in this option will vest upon the earlier of the second (2nd) anniversary of the grant of these stock options (that is, August 29, 1999); or the first trading day after the shares of the Corporation close on ten (10) consecutive trading days after the first (lst) anniversary from the grant of the option at a bid price in excess of $0.3525 (that is, 150% of the exercise price); and

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           (iv) the balance of the total number of common shares set forth in this option will vest upon the earlier of the third (3rd) anniversary of the grant of the option (that is, August 29, 2000), or the first (lst) trading day after the shares of the Corporation close on ten (10) consecutive trading days after the second (2nd) anniversary from the grant of the option at a bid price in excess of $0.47 (that is, 200% of the exercise price); provided that all options shall become exercisable upon a Change of Control of the Corporation or of Repap New Brunswick Inc.

2.5 The Executive shall be entitled to the pension benefits set forth in the forms of the Corporation's Head Office Registered Pension Plan and Top Executive Supplementary Pension Plan, copies of which are annexed hereto, provided that the Corporation shall grant to the Executive credit in respect of five (5) years past service for the purposes of both such plans; such credit shall be granted on the basis of one (1) year of past service for each completed six (6) months of the Executive's employment hereunder, until the earlier of five (5) years past service being granted or termination of employment.

2.6 The Corporation will continue to hold the mortgage loan on the Executive's residence located at 489 Elizabeth Avenue, Beaconsfield, Quebec presently in the principal amount of $250,000, which mortgage loan shall bear no interest (except after default, in which event interest shall be at Canadian Imperial Bank of Commerce prime plus four, percent (4%) and shall be repayable in fifteen (15) equal annual installments, the first such installment to be payable on the first anniversary of the Commencement Date, subject to acceleration of such maturity in accordance with the provisions hereof.

2.7 The Executive shall participate in the Corporation's existing health, life, dental and other insurance plans and shall participate in the other benefit plans generally available from time to time to other senior executives of the Corporation. Members of the Executive's family who may reside in the United States shall be entitled to coverage under the Corporation's U.S. dental, health and accidental death and dismemberment insurance coverage; the parties acknowledge that the plans providing such coverage are contributory plans and thus will require a contribution from the Executive.

2.8 The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by him in the performance of his duties hereunder, upon presentation of expense statements, vouchers, receipts or other such supporting documentation as the Corporation may reasonably require from time to time.

2.9 The Executive shall be entitled to five (5) weeks of vacation during each year of employment.

2.10 The Corporation shall provide the Executive with an automobile for his personal and professional use, selected according to the Corporation's practice for his level of position, the registration, insurance, operating and maintenance costs be which shall be determined and borne in accordance with the Corporation's automobile policy.

2.11 The Corporation shall pay the costs incurred by the Executive to join one business club and one sport club. In the event that a share has to be purchased and is purchased by the Corporation, it shall remain the Corporation's property.

2.12 The Executive may accept corporate directorships with the prior authorization in writing of the Chairman of the Corporation.

3.     TERMINATION

3.1 Notwithstanding anything contained herein to the contrary, it is agreed that the Executive's employment hereunder may be terminated with or without Cause (as defined below) and without recourse by either party against the other with respect to such termination except as herein provided: (i) by the Corporation at any time, by giving written notice of termination to the Executive (the date of such notice being herein called the "NOTICE DATE") which notice shall set forth the date upon which the Executive's employment shall terminate as determined by the Corporation in its sole discretion (which may be the Notice Date or any later date selected by the Corporation in its sole discretion), or (ii) by the Executive at the expiration of thirty (30) days after the giving of written notice of termination to the Corporation, or at the expiration of such shorter notice period as the Corporation in its sole discretion may require and notify to the Executive following the Corporation's receipt of such notice from the Executive. Either the Corporation or the Executive may give such notice of termination at any time as such party sees fit.

      For the purposes of this Agreement, the term "CAUSE" shall include, in addition to such meaning as shall have been or shall hereafter be ascribed to such term from time to time by the jurisprudence, a willful failure
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

      or refusal by the Executive to perform his customary duties or services for the Corporation; the conviction of the Executive for a criminal act or other offense pursuant to the provisions of the Criminal Code of Canada or any other criminal or penal statute of any jurisdiction; a breach by the Executive of, or a failure or refusal by the Executive to perform in any material respect, any of the Executive's obligations under this Agreement (including, without limitation, any of the covenants contained in Section 5 hereof); a failure or refusal by the Executive to perform his duties to the Corporation in a loyal manner and with a view to promoting the best interests of the Corporation; gross negligence, willful misconduct or fraud of the Executive; or a failure or refusal by the Executive to obey the policies of the Corporation.

3.2 If the Executive shall die during his employment, this Agreement shall then terminate without recourse by either party against the other with respect to such termination.

3.3 If the Executive shall become substantially incapacitated so as to prevent him from properly and continuously performing in full his duties to the Corporation, the Corporation may, in its sole discretion, elect to terminate his employment at any time during the continuance of such incapacity by giving written notice of termination to the Executive and, if the Corporation gives such notice of termination, the Executive's employment with the Corporation shall terminate on the date set forth in such notice, without recourse by either party against the other with respect to such termination.

3.4    If the Executive elects to exercise his right of termination pursuant to
Section 3.1, he shall deliver concurrently with such notice his written resignation as a director and an officer of the Corporation and all its subsidiaries, his written release of the Corporation, its subsidiaries and their respective shareholders, directors and officers from all claims whatsoever except claims under Section 4 hereof and from time to time at the request of the Corporation such other documents as the Corporation may reasonably require. If the Corporation elects to exercise its right of termination pursuant to Sections or 3.3, the Executive shall deliver within five (5) days of the receipt of notice of termination of his employment, his written resignation as a director and an officer of the Corporation and of its subsidiaries and his written release of the Corporation, its subsidiaries and their respective shareholders, directors and officers from all claims whatsoever except claims under Section 4 hereof and from time to time at the request of the Corporation such other documents as the Corporation may reasonably require.

3.5 Following the giving of notice of termination by either party, the Corporation shall be entitled to assign the Executive during the remainder (if any) of his employment to such duties as may, in the sole discretion of the Corporation, be useful to prepare the Corporation for the Executive's departure and to restrict the Executive's access to confidential information.

4.     PAYMENTS IN THE EVENT OF TERMINATION

4.1 In this Agreement, the expression "TERMINATION DATE" means (i) in the case of termination by the Corporation pursuant to Sections 3.1 or 3.3 hereof, the date of termination of the Executive's employment set forth in the written notice of termination given by the Corporation pursuant to either of such sections (as the case may be); (ii) in the case of termination by the Executive pursuant to Section 3.1 hereof, the date which is thirty (30) days following the date upon which the Executive has given notice of termination or, if the Corporation has required a shorter notice period, the last day of such shorter period; and (iii) in the case of termination pursuant to Section 3.2 hereof, the date of the Executive's death.

4.2 In the event of termination of employment pursuant to Sections 3.1, 3.2 or 3.3 hereof, notwithstanding anything in this Agreement contained to the contrary, all payments and benefits to the Executive under this Agreement and otherwise arising from or by reason of the Executive's employment hereunder shall cease except that:

4.2.1 the Executive's salary provided for in Section 2.1 hereof shall be pro rated based on the number of days elapsed between (x) the last date to which such salary was paid and (y) up to (but excluding) the Termination Date and shall be paid to the Executive in the installments provided for in Section 2.1 hereof up to the Termination Date;

4.2.2 any amounts of bonus payable to the Executive in respect of a fiscal year of the Corporation completed prior to the Termination Date shall be paid within sixty (60) days following the certification of the audited financial statements of the Corporation in respect of the prior fiscal year;

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4.2.3  the Corporation shall comply with the provisions of Section 2.8 hereof in respect of reasonable authorized out-of-pocket expenses actually incurred prior to the Termination Date;

4.2A   however, notwithstanding the above, should the Executive give a thirty
(30) days notice of his resignation, he should be entitled to receive the following amounts and benefits, considering that, on or about August lst, 1997, a change of control within the meaning of the Executive's previous employment agreement, as amended on October 16th, 1996, has occurred:

      (i) an indemnity equal to the Executive's annual base salary at such time, multiplied by 4.5;

      (ii)   the amounts and benefits provided for in Sections 4.2.4 (ii) and
           4.2.5 (B)(i, ii, iii, iv and v);

      (iii) should the Executive give a thirty (30) days notice of his resignation, he shall be entitled, within ninety (90) days of his termination date, to exercise his stock options which have vested as of his termination date; however, all unvested stock options shall be returned to the Corporation;

      (iv)   it is to be noted that Sections 4.2.7 and 4.3 shall apply;

4.2.4 TERMINATION WITHOUT CAUSE. If the Corporation gives notice of termination of employment to the Executive pursuant to Section 3.1 and such termination of employment constitutes a termination of employment without Cause and prior to January 1, 2014, the Executive will be entitled to receive, (i) an indemnity equal to the Executive's annual base salary at such time multiplied by 4.5, which indemnity shall be payable in a lump sum within thirty (30) days after the Termination Date, (ii) a continuation of the Corporation's health, accidental death and dismemberment and dental insurance plans then in existence for a period ending on the earlier of fifty-four (54) weeks following the Termination Date and the date when the Executive shall commence employment with another employer and (iii) the Corporation (or its nominee) will purchase from the Executive for a purchase price of Four Hundred Thousand Dollars ($400,000) the immovable property owned by the Executive and located at 489 Elizabeth Avenue, Beaconsfield, Quebec, provided that the Executive shall own such immovable property at such time and such immovable property shall be conveyed to the Corporation or its nominee free and clear of all liens and encumbrances of any nature whatsoever and with good and marketable title. The said immovable property will be conveyed with such fixtures and other improvements as are normally conveyed in transactions of this type, and closing costs shall be borrowed by the parties in the manner customary for sales of residential properties in the City of Montreal. In the event that the said immovable property is encumbered by the mortgage referred to in Section 2.6 hereof at the time of such sale and purchase, the purchase price herein-above referred to shall be reduced by the outstanding principal amount of such mortgage loan and any interest accrued but unpaid thereon.

4.2.5  TERMINATION FOLLOWING CHANGE OF CONTROL.

      (A) If within twenty-four (24) months following a Change of Control (as hereinafter defined), the Corporation gives notice of termination of employment to the Executive or the Executive gives notice of termination of employment to the Corporation, in EACH case pursuant to Section 3.1 and (a) such termination of employment if by the Corporation constitutes a termination of employment without Cause and
           (b) such notice of termination shall be given prior to January 1, 2014, (i) the Corporation shall pay to the Executive within thirty
           (30) days following the Termination Date in a lump sum an indemnity equal to the Executive's annual base salary at such time multiplied by 4.5, (ii) any unvested stock options accruing for the benefit of the Executive referred to in Section 2.4 shall, on such date, become fully vested. If a payment is made to the Executive pursuant to this
           Section 4.2.5, the Executive shall not be entitled to receive the amount referred to in Section 4.2A or subsection (i) of Section 4.2.4, but the provisions of subsections (ii) and (iii) of Section
           4.2.4 shall apply.

      (B) In the event of a Change of Control, the Executive shall be entitled to the following, in addition to the amount; and benefits provided for in Section 4.2.5(A), and conditional upon the conditions stated in Section 4.2.5(A):

           (i) a lump sum payment equal to the present value, as of the date of termination, of the Corporation's cost of providing coverage for a period of fifty-four (54) months from the Change in Control under any non-group life insurance policy on the Executive's life in force immediately prior to the date of termination;

           (ii) entitlement, for a period of fifty-four (54) months from the Change in Control, to the Corporation's U.S. medical, disability, dental, drug and other health benefits and thereafter, at

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               the Executive's election and upon payment of all premiums
               associated therewith from time to time, to continue to be entitled to the benefits of the Corporation's U.S. medical, disability, dental, drug and other health programs;

           (iii) not later than the thirtieth (30th) day following the date of termination, the Corporation shall transfer to the Executive, if the Executive so elects, the automobile, if any, placed at his disposal, at the date of termination, at no cost to the Executive, other than such income tax as he may be required to pay;

           (iv) all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by the Agreement;

           (v) for the purposes of the Corporation's Head Office Registered Pension Plan and Top Executives Supplementary Pension Plan, a credit of 4.5 years past service in addition to the period of past service that the Executive is otherwise entitled to pursuant to Section 2.5 of the Agreement.

      (C) In addition and subject to the same conditions, if, at the time of a Change of Control, any stock options under any of the Corporation's stock option plans which have been granted to the Executive have not yet fully vested, the Corporation shall either (i) amend the terms of the unvested options to enable those options to vest immediately prior to the event causing the Change of Control, or (ii) cause, upon the occurrence of the Change of Control, the Person who through the Change of Control is acquiring the common shares of the Corporation to acquire the Executive's unvested options at their fair value for one or more of the following: (a) cash, (b) publicly traded shares having the same attributes as the Corporation's common shares, or (c) options (having terms not materially adversely different from the Executive's unvested options) for publicly traded shares having the same attributes as the Corporation's common shares.

      (D) Moreover, in the event of a Change of Control and subject to the same conditions stated in Section 4.2.5(A), the Executive shall receive (i) a lump sum amount of Five Hundred Thousand Dollars ($500,000) (U.S. funds); and (ii) if the Change of Control is the result of the sale or amalgamation of the Corporation at a common share price greater than the original strike price of $0.235, or, if the Change of Control is not a result of the sale or amalgamation of the Corporation, then if the common shares of the Corporation have an average weighted trading price during any twenty (20) consecutive trading days within sixty-five (65) trading days of the occurrence of the Change of Control greater than $0.235, the Executive shall receive an additional amount of Two Hundred and Fifty Thousand Dollars ($250,000) (U.S. funds).

4.2.6 the term "CHANGE OF CONTROL" as used in this Section 4 shall mean any of the following events, occurring after the date of this Agreement:

           (i) The purchase of at least twenty-five percent (25%) of the common shares of the Corporation or of Repap New Brunswick Inc. by a forest products industry participant; or

           (ii) The purchase of at least thirty-three percent (33%) of the common shares of the Corporation or of Repap New Brunswick Inc. by a any other purchaser; or

           (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Corporation (together with any new directors whose election by such board of directors or whose nomination for election BY the shareholders of the Corporation was approved by a vote of two-thirds ( 2/3) of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Corporation then in office; or

           (iv) a reduction in the common share ownership position of Silverton International and the Paloma Group to ten percent (10%) or less of the Corporation to a third (3rd) party, with the exclusion of a distribution to the public via a primary or secondary offering.

4.2.7 for greater certainty, the indemnity payable to the Executive pursuant to the provisions of Sections 4.2A, 4.2.4 or 4.2.5 shall be reduced by the amount of any payment or the value of any benefit received or to be received by the Executive in connection with the termination of employment or the Change of Control otherwise than

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pursuant to the terms of this Agreement, whether such payment is pursuant to obligations arising from contract, statute or regulation or is entirely gratuitous. It is expressly understood and agreed that pension benefits, stock options, sickness or disability benefits or any other-benefits then existing which the Executive receives or becomes entitled to receive from the Corporation as a result of employment, but which are not received in connection with the termination of employment of the Executive or the Change of Control shall not reduce the indemnity therein referred to. The value of any non-cash benefit or any deferred cash payment shall be determined by the Executive's independent auditors in accordance with such generally accepted accounting valuation principles AS such auditors may consider appropriate.

4.2.8 On the recommendation of the Executive's financial advisors, the nature, manner and timing of payments to be made to him pursuant to this Agreement shall be varied in order to optimize his financial planning, such request to be agreed to, provided the Corporation is not prejudiced.

4.3 Notwithstanding the provisions of Section 4.'e hereof, if the Executive's engagement hereunder is terminated for Cause by the Corporation pursuant to
Section 3.1 hereof or on or after the Executive attaining his sixty-fifth (65th) birthday, the Corporation's only obligation will be to pay the amounts referred to in Sections 4.2.1, 4.2.2 and 4.2.3 hereof.

4.4 Any loans or other indebtedness payable by the Executive to the Corporation .or any of its subsidiaries (including, without limitation, any loans secured by a hypothec or mortgage on the Executive's residence) shall become immediately due and payable on the Termination Date without any notice or demand whatsoever and despite any term for payment which may previously have been granted to the Executive and, if such loans or other indebtedness are not paid in full on the Termination Date, the aggregate unpaid principal amount thereof shall be regarded as an amount in arrears and shall henceforth bear interest, from the Termination Date until paid in full, at a rate per annum equal to the prime rate announced from time to time by the Canadian Imperial Bank of Commerce plus four percent (4%). The provisions of the preceding sentence shall not apply to the Executive's residence if the provisions of subsection 4.2.4(ii) will apply thereto and the Corporation be thereby obliged to purchase such residence, in which event the purchase price of such residence shall be reduced by the amount of indebtedness secured thereby. The Corporation is hereby authorized and directed to apply any amounts payable by it to the Executive or his estate in reduction of any amounts payable to the Corporation or its subsidiaries by the Executive or his estate.

5.     CONFIDENTIALITY

5.1 During the period in which the Executive is employed by the Corporation and at all times thereafter, the Executive will hold in confidence all matters and things relating to the business of the Corporation or any of its subsidiaries of which the Executive may acquire information during his employment including, without limitation, all records, papers, documents, budgets, specifications, correspondence, cost data, estimates, know-how, market surveys, suppliers' lists and prices, manufacturers' lists and prices, customers' lists, sales, purchasing or financial information of any kind or description or any trade secrets (all of the foregoing being herein collectively called the "MATERIALS") provided that the Executive shall not be required to hold in confidence any information Disclosed by the Corporation without restriction to the general public or information disclosed by the Executive pursuant to a requirement of law or information which is in the public domain or known to the industry at large; and the Executive will not, without the written consent of the Corporation, except as may be required in the fulfillment of his duties as a loyal employee of the Corporation, us(,- any such matter, thing or information which might possibly be contrary to the best interests of the Corporation or any of its subsidiaries. Without limiting the generality of the foregoing, the Executive will not, without the written consent of the Corporation, disclose or authorize anyone else to disclose any confidential information or trade secrets relating to the business of the Corporation or any of its subsidiaries, including, without limitation, any Materials (except as may be permitted by the proviso set forth above).

5.2 The, Executive hereby acknowledges and agrees that the Corporation and its subsidiaries have all rights to possession of, title to and ownership of all Materials and any copies, extracts and summaries thereof and other confidential information originating during or prior to the period in which the Executive is employed hereunder or which may come into his possession in any way during such period which relate to the business of the Corporation or any of its subsidiaries, and the Executive further agrees to deliver all of the foregoing promptly to the Corporation on the date on which he ceases to be employed hereunder or at any other time the Corporation may request and not to

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make or permit to be made, except for the sole use and account of the
Corporation, any copies, abstracts or summaries thereof.

6.     NOTICES

6.1 All notices, requests, consents and other (communications required or permitted to be given hereunder shall be in writing and either delivered by hand or sent by telegram, telex, telecopier or by prepaid registered mail, and shall be deemed given when so delivered by hand or twenty-four (24) hours after the sending by telecopier or upon receipt thereof by prepaid registered mail, as follows:

      To the Executive:         489 Elizabeth Avenue
                                Beaconsfield, Quebec

      To the Corporation:       1250 Rene-Levesque Blvd. W.,
                                Suite 3800
                                Montreal, Quebec
                                Attention: The Chairman
                                Telecopier: (514) 846-1328

or to such other person or address as either party shall designate by notice in writing to the other in accordance herewith. In the event of postal strike or other mail service interruption, existing or threatened, all notices shall be hand delivered or sent by telecopier.

7.     REMEDIES

7.1 In the event the Executive shall breach any of the covenants or agreements contained in Section 5 hereof, the Executive agrees -- that without prejudice to any and all other rights and recourses of the Corporation, -- the Corporation shall have the right to enforce the terms and provisions thereof by means of compelling specific performance and/or by means of injunction; and without limiting the generality of the foregoing, the Executive hereby expressly consents to the granting of an injunction by a court of competent jurisdiction for the purposes of enforcing the provisions of Section 5 hereof. In the event this Agreement is breached, the parties shall, except as otherwise provided herein, be entitled to all rights and remedies available at law, save that the Executive hereby expressly waives all of his rights and recourses at law (including any rights and recourses under any applicable statute) resulting from any termination of employment in compliance with the provisions of Section 3 hereof provided that the Corporation complies with its obligations under Section 4 hereof. For greater certainty, the Executive hereby agrees that the payments provided for in Section 4 above shall be the only amounts to which the Executive will be entitled as a result of any termination of his employment and will also serve as liquidated damages for any claim by the Executive whatsoever in connection therewith. Furthermore, the Executive hereby gives to the Corporation a full and final release and discharge of any claim whatsoever for salary, employment rights, bonus, indemnity, damages and/or other forms of monetary compensation (except any acquired rights (if any) under the Option Plan) which he may have against the Corporation, its subsidiaries or any of their respective shareholders, directors or officers by reason of the termination of his employment or otherwise the whole subject to the Corporation fulfilling its obligations to the Executive as set forth in
      Section 4.

7.2 The provisions of Sections 4, 5, and 7 hereof shall survive any expiration or termination of this Agreement.

8.     GENERAL

8.1 All dollar amounts referred to herein are in lawfull currency of Canada, except wherein specifically otherwise provided.

8.2 This Agreement shall be governed by- and construed and enforced in -- accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

8.3 The articles and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 This Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive. The Corporation may assign its rights together with its obligations hereunder in connection with any merger, consolidation, sale, transfer, liquidation or other disposition of part or all or substantially all of its business or assets,

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

provided that its obligations hereunder shall be assumed by its successors or assigns pursuant to any of the foregoing events. The terms and conditions of this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and legatees and shall enure to their benefit.

8.5 This Employment Contract sets out all of the terms and conditions of the Executive's employment with the Corporation and supersedes any and all previous agreements, whether verbal or written, express or implied, which may have been entered into by and between the parties hereto, and any and all such other agreements are hereby canceled and terminated in every respect.

8.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the party waiving compliance hereof may waive the terms and conditions. The failure by either party at any time or times to require performance of any provisions hereof shall in no way affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise or in respect of any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.7 Each and every term, condition and provision of this Agreement is and shall be severable one from the other, and in the event that any term, condition or provision hereof is at any time declared by final judgment of a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or unenforceable any other term, condition or provision of this Agreement and such term, condition, or provision so declared void, invalid or unenforceable shall be severed from the rest of this Agreement.

8.8 The parties hereby state their express wish that in this Agreement and all notices in connection herewith be drafted in the English language only. Les parties aux presentes ont exprime leur volonte expresse que cette convention et tous les avis s'y rapportant soient rediges en langue anglaise seulement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                         REPAP ENTERPRISES INC.

                                         Per:          STEPHEN C. LARSON
                                                     Stephen C. Larson

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